EXHIBIT 99.2

American Eagle Outfitters, Inc.
Second Quarter 2007
Conference Call Transcript dated August 21, 2007

Operator

Good morning. My name is Dennis and I will be your conference operator today. At this time, I would like to welcome everyone to the American Eagle Outfitters second quarter 2007 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS).

I will now turn the call over to Ms. Judy Meehan, Vice President of Investor Relations. Please go ahead, ma'am.

Judy Meehan  - American Eagle Outfitters, Inc - VP IR

Good morning, everyone. Joining me today are Jim O'Donnell, Chief Executive Officer, Susan McGalla, President, Chief Merchandising Officer, and Joan Hilson, Executive Vice President, Chief Financial Officer, AE Brand. If you need a copy of our second quarter press release, it is available on our website, ae.com.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Today, Joan will begin with the financial review of the financials.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Thanks, Judy, and good morning everyone, and thank you for joining us.

Our second quarter marked the 14th consecutive quarter of record sales and earnings. This quarter demonstrated our operating strength and ability to drive consistent financial results. While top line sales performance was not as robust as we planned, we managed inventories, controlled expenses and are well-positioned entering the second half of the year. Highlights of the quarter included the following: a higher initial markup driven by lower costs; a selling cadence that led to our targeted inventory position; flat SG&A as a rate to sales; a 17.4% operating margin, our second highest rate for this quarter, leading to a 19% increase in EPS to $0.37 versus $0.31 last year.

Total sales in the quarter increased 17% to $703.2 million. Comparable store sales increased 2%, up against a 9% increase for the same period last year. Comps by geographic region were as follows: Canada increased in the mid-teens; the Northeast rose in the high-single digits; the Midwest and Mid-Atlantic regions increased in the mid single-digits; the West and Southwest declined in the low single-digits and the Southeast was negative mid single-digits.

It's important to note that second quarter comps were negatively affected by later back-to-schools and tax-free events, which impacted July. ae.com performed well in the second quarter, with sales increasing 32%. New site enhancements and redesign, along with unique content, have resulted in a meaningful increase in unique user sessions over the prior year.

Our gross margin rate of 45% declined from 45.7% last year. Our merchandise margin declined 50 basis points due to a higher level of markdowns, which, in part, was offset by a strong initial markup. Buying, occupancy and warehousing costs increased 20 basis points. This was primarily due to rent expense from the new aerie stores which are opening over the next few months. We also experienced start-up costs related to transitioning e-commerce fulfillment in house.

SG&A, as a percent of sales, was flat to last year's historically low rate of 23.7%. Within SG&A, incentive compensation was lower, and we continued to leverage selling payroll. This was offset by increases in expenditures related to in-store improvements and professional services.

Our second quarter effective tax rate was approximately 38%, which is also what we expect for the third quarter.

Our operating income margin declined 80 basis points to 17.4 % from 18.2%.

During the quarter, we repurchased 3.7 million shares of our common stock, bringing our total for the year to 6.5 million shares with an investment of $184.7 million. We have 23.5 million shares available for repurchase.

Capital expenditures in the quarter were approximately $55 million. For the year, we continue to expect capital expenditures to be in the range of $240 million to $260 million. This includes new and renovated stores along with our 37 new aerie stores, IT investments, our new Pittsburgh headquarters and the completion of our expanded Kansas DC.

Total merchandise inventories at the end of our second quarter were $321 million, an increase of $54 million compared to last year. AE Brand inventory, excluding Direct, increased 7% on a per-square-foot basis from a year ago. Looking ahead to the end of the third quarter, we expect inventory to be up in the range of high single-digits to low doubles on a cost-per-foot basis.

Now, regarding our outlook, we are optimistic about the third quarter and we are pleased with our August sales performance to date. At this early point in the quarter, we are providing third quarter earnings guidance of $0.47 to $0.48 per share. This compares to earnings of $0.44 per share last year.

And now, I'd like to turn the call over to Susan.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Thanks, Joan, and good morning, everyone. I am extremely pleased with many aspects of our second quarter performance. We managed the business well and made quick adjustments where it was needed. Importantly, we ended the quarter well positioned and ready for the back-to-school and Fall seasons.

During the second quarter, our men's business was strong, delivering a high single-digit comp increase. Strength was broad based across most major categories, including men's shorts, knit tops and woven shirts. Our overall women's comp declined slightly with strength in aerie, bare knit tops, shorts and dresses offset by declines in graphic tee's and polo's, skirts and accessories.

Our sales metrics reflected brand strength and an overall positive response to the collection. Second quarter store traffic declined, driven entirely by the month of July and the impact of back-to-school and tax-free calendar changes. However, our conversion rate rose compared to last year, driving a slight increase in sales transactions per store. Our average transaction value increased in the low single-digits. Units per transaction increased in the mid single-digits, and we experienced a slight decline in our average unit retail price. Although our markdown rate increased over a stellar performance last year, we carefully managed our promotions, optimized our margin rate, and ended the season clean.

We are now in the midst of the back-to-school season and are pleased with the customer response to our collection. Our new line of women's knit tanks and tee's is a major step forward from Spring and Summer, and a better reflection of what on-trend means for our customer. We are also seeing ongoing momentum in denim. Building on our strong jeans business, this season, we took our offering to a new level with a significant amount of fashion newness in our Blue Issue collection, and within our fit systems. Both guys and girls are embracing new fits and responding positively to fashion elements. Our fall one assortment arrives in stores on August 28. This updated fall collection will capitalize on later back-to-school markets and the Labor Day holiday traffic. Our timing for fall one is similar to last year. Yet, this year, it will coincide with our Fit Challenge bounce back event. Beginning August 28, customers have two weeks to redeem their tickets for either a free pair of jeans or a $10 off coupon.

As many of you know, as a corporation, we're focused on growth, and we are strategically positioned to capitalize on the near, mid, and longer term. It's important to emphasize that near term, our most powerful opportunity is the AE Brand. Our teams have an unrelenting focus on our maniacal customer connection in combination with our unique approach to quality, value, and on-trend fashion. This positions us to capture a greater share of destination AE categories, capitalize on expanded assortments and square footage growth. Additionally, we are broadening the reach of our AE lifestyle through ae.com and our creative marketing strategies. "It's a Mall World" is a great example of creating such an experience. Our new original series is currently airing during MTV's "The Real World" and on ae.com, and has been met with great enthusiasm from our customers. We also relaunched ae.com in July with improved functionality, easier navigation, and a dedicated entertainment channel, 77E.

An exciting component of our growth initiative, aerie by American Eagle, continues to emerge and develop into its own complete lifestyle brand. This back-to-school, our new bra launch, Katie With Lace, and three new undie fits were highly successful. Through the second half of this year, and into 2008, you'll see aerie evolve with newness around all existing categories. In addition, for category expansion, this holiday we are introducing aerie fit, a line of fun and fitness inspired apparel; and just in time for the gift giving season, we will also launch aerie personal care, including body and cosmetic offerings. We are currently operating 11 aerie freestanding stores. Over the next few months, we have a very active store openings schedule, with 2 additional stores opening this month, 7 in September, 14 in October, 5 in November, and 1 in December. Next year, we expect to open at least 50 additional aerie stores.

Thanks, everyone, and now, I will turn the call over to Jim.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Thanks, Susan. Good morning, everyone. Naturally, our main purpose for this call is to provide you with our second quarter results, but I would like to share with you our three major corporate goals to drive future growth. First, building brands for growth; two, optimizing our channels of distribution; and three, strengthening our operations for productivity improvements and greater profitability. We continue to build upon the strength of the AE brand. As Susan discussed, this remains one of our top growth opportunities.

With aerie, I am pleased to see that we have successfully leveraged the AE Brand and our strong customer base into an exciting new growth venture. aerie has proven to be highly productive and profitable from the start. At this very early juncture, sales per square foot for new standalone stores are annualizing at over $400. As the brand builds and assortments expand, I am very optimistic about the contribution aerie will bring to our Company.

Over the past few months, we have made significant progress on the MARTIN + OSA brand, and I am very pleased with the work Susan and brand President Laura Dubin Wander have put forth. Responding to customer feedback, they agreed to find what the brand represents to our targeted customer. While it's still quite early, our initial reads on the new MARTIN + OSA fall collection show an improvement; and we expect continued improvements for holiday around gift giving categories and, importantly, into Spring 2008. In fact, we just completed our Spring 2008 coordination meetings.

The new collections are a major advancement from where we were. We've added color and energy. Women's is more feminine and distinctive; and, additionally, we have a more balanced pricing strategy with an important emphasis on key categories at appropriate opening price points. This will insure we are an accessible brand. Operations are being strengthened, as well as leveraged, across critical corporate strengths, particularly, within sourcing and production. To sum it up, we remain absolutely committed to MARTIN + OSA and are very optimistic about our prospects.

From expanding e-commerce to upgrading and expanding our store base, optimizing our channels of distribution is a top priority. This year, we are on target to grow our square footage by approximately 10% through 32 new and 53 remodeled AE stores, 14 MARTIN + OSA stores, and 37 Aerie stores. Also, in November, we are opening our first AE new store format. This store is designed to elevate the customer experience and, importantly, increase store productivity through the use of new floor and wall fixtures. Today, we have approximately 250 stores targeted for remodel and/or expansion, which we will address over the next several years. We continue to see outstanding results from upgrading our stores, with meaningful improvements in sales and profitability. Overall, our sales per square foot have reached $540 on a trailing 12 month basis, up from $524 in Fiscal 2006.

As I said earlier, strengthening our operations for productivity improvements and greater profitability is another top priority. In this area, we are continuing to enhance our supply chain and strengthening sourcing and production capabilities. We have placed significant emphasis on redefining our sourcing strategy, managing to our time and action calendar, and improving the technology utilized throughout our global supply chain. The combination of these initiatives have enabled us to strengthen our IMU through a reduction in our product cost and significantly reduce transportation costs per unit. Importantly, we have not only lowered our cost, but we have a strong focus on improved product quality. And, looking ahead, we see ongoing benefits in these areas.

Within logistics, we are refining our flow process in bringing product, merchandise in closer to need. We are increasing the percent of product coming into our distribution center that is pre-packed and store-ready. This is enabling us to move product more efficiently with lower handling costs. We expect to see these improvements during holiday and beyond.

I am very pleased with the transition of our direct-to-consumer fulfillment function, which we moved into our Kansas DC this Spring. We are already achieving benefits in processing and freight cost. Longer term, the benefits are significant, enabling us to leverage as we grow our e-commerce business, and we can provide a more efficient and customized customer experience. To conclude, we are committed to driving growth and building exciting lifestyle brands. Operationally, we are stronger than ever and well positioned to deliver profitable growth. And now, I will open it up for questions.

Operator

(OPERATOR INSTRUCTIONS). Your first question will come from the line of Liz Dunn with Thomas Weisel.

Liz Dunn  - Thomas Weisel Partners - Analyst

Hi, good morning. I guess my first question relates to the calendar shift. Can you give us some sense of how that's impacting Q3 versus Q4? Also, on previous calls, I believe you've backed 15% EPS guidance for the year. Are you still feeling comfortable that you can achieve that? And then, also, related to the calendar shift, how did it impact inventories, if at all?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Okay, Liz. I'll take those. It's Joan. The calendar shift, Q3-Q4 - we really see a nominal impact of any calendar shift for Q4, so, in terms of, or any calendar shift affecting Q3, with respect to Q4, so, nothing there on that. EPS guidance for the year - we are committed to our target of delivering 15% EPS growth on an annual basis, so, that has not changed with the guidance that we have given in the third quarter. And inventory shifts with respect to our calendar shift and how it affects inventory - a little bit of effect at the end of the third quarter potential, and we've reflected that and considered that in connection with our in-transit inventories is where we would see that impact occur.

Liz Dunn  - Thomas Weisel Partners - Analyst

So, is your third quarter guidance based on sort of a mid single-digit comp assumption, and when you say you're pleased with August, should we expect that you're sort of running in line with that?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

What I can tell you about August is that we are pleased. We did see the shift in traffic that we expected to see and in some areas, even better; however, what we have to remember is that there is a number of shifts in the back-to-school calendar that even shift into September, so that's what we're keeping our eye on as we're very early in the quarter. We're two weeks into a 13 week quarter.

Liz Dunn  - Thomas Weisel Partners - Analyst

Okay, thank you. Good luck.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Thanks.

Operator

Your next question will come from the line of Jeff Black with Lehman Brothers.

Jeff Black  - Lehman Brothers - Analyst

Thanks. Good morning, everybody. I just had a question on the gross margin side, on the IMU. Could you be a little more specific about how much benefit you are still getting from the initiative you're talking about? And then, also, going forward in the guidance you just laid out, what kind of markdown assumptions does that bake in for Q3? Thanks.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Yes. With respect to the second quarter, as we stated, Jeff, we got a significant improvement in IMU for the quarter, that is something that we look at as contributed - many things contribute to it. One is lower product cost, but there's also lower transportation cost, Jim referred to improvements in his comments; and, so, we are looking at the complete supply chain to deliver those IMU opportunities and continuing to stay on our calendar; so, those are the things that we're doing to continue to contribute to the IMU, but as we look forward in our guidance, we look at it on a more moderate basis and don't assume that those significant improvements will occur every quarter. With respect to the markdown assumption for the third quarter, what I want you to keep in mind is that third quarter a year ago was a very low markdown rate. It was a historically low markdown rate for us, so, included in our guidance for this quarter, for the third quarter, we have factored in a more normalized markdown rate, which is, in fact, higher than last year.

Jeff Black  - Lehman Brothers - Analyst

Okay, fair enough. Thanks. Good luck.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Yes.

Operator

Your next question will come from the line of Jeff Klinefelter with Piper Jaffrey.

Jeff Klinefelter  - Piper Jaffray - Analyst

Yes, just a couple of quick questions. Joan, I just wanted to revisit again your comp levels that it takes for you to leverage, I know there's kind of an annual level that you've talked about it and might change quarter by quarter given some of the volumes, but where is that tracking right now? And then, also, in terms of the cost associated with MARTIN + OSA and if you're thinking about it the same way with the aerie initiatives, what you're carrying this year on a run rate basis for costs for those two initiatives?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Okay. So comp level with respect to SG&A leverage, we're in the same range, Jeff. It's a mid single-digit required to leverage our expense base. In the third quarter, I'd like to share that we have additional costs included in there for, in the positive way, the aerie new store openings. We have roughly 25 new stores opening in the third quarter, so that is a cost that we're seeing there. And we'll see the benefit of that come back to us in the fourth quarter as the stores importantly are opened for the holiday selling season. And then, with respect to M+O and the cost base for M+O, we still, our view on M+O in terms of M+O guidance is the $0.15 to $0.17 range. We are, in terms of a loss, we are optimistic, as Jim remarked, and we would like to see the third quarter play through here to relook at that guidance again.

Jeff Klinefelter  - Piper Jaffray - Analyst

Okay, that's great. And one last question, on your Canadian business, it's been highlighted a number of times I know in comp calls as an area of strength. Could you just give us an update on that market, further growth opportunities in that market and maybe what this is leading to in terms of other international considerations?

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Jeff, this is Jim. Our Canadian business continues to be very strong. We have made a major position in market share, and I'm very pleased to report that it's been consistent almost from its inception. The growth in Canada for the American Eagle brand will slow down somewhat from a new store base because there are only a limited number of opportunities there, although we are now looking at some of the existing stores, and as their leases come up, we will be spanning them more in the line of the same size of the stores in the States; but aerie has a considerable upside in Canada, and, naturally, the jury is still out on MARTIN + OSA for any expansion outside the United States.

As far as international, we continue to have conversation with a number of potential business partners throughout the world who have expressed interest in entering into some sort of an agreement, joint venture type of a transaction. Right now, I am considering the options that are open. I've not made any decisions just yet, although more could come later. Later would be next year as far as information on something definitive.

Jeff Klinefelter  - Piper Jaffray - Analyst

Okay, great. Thank you.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

You're welcome.

Operator

Your next question will come from the line of Kimberly Greenberger with Citigroup.

Kimberly Greenberger  - Citigroup - Analyst

Great. Thank you, good morning. I was hoping you could comment on how you're addressing the shift of aerie business out of some of the stores where you're opening standalone stores. How are you filling any product gaps in those American Eagle stores when you're opening a standalone aerie store? That would be helpful, and then, secondarily, I understand that the balance sheet inventory levels only, sort of, a point in time and I'm wondering if you can comment relative to either the plus 7% here at the end of second quarter or the high-single to low double-digit expectation at the end of third quarter. How are you expecting in store goods available for sale to be through that period? Can we use 7% or high single-digit as a proxy for the in-store inventory levels throughout the quarter? Thanks.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Kimberly, first, it's Susan, and I will address the shift in aerie product. First of all, I'd like to preface my explanation to you by saying that the aerie stores that are opening are in very strong markets for us, and so that gives us the confidence to do what I'm going to tell you that we're doing. First of all, in the short-term, where we open up an aerie standalone store in a mall, what we're doing, if the American Eagle store had an expanded shop format of aerie, we're pulling that back to a very small sampling of, like panties. What you'll see is panties and maybe a few pieces from the dormwear collection, but it's a little capsule that can still be incremental to the business and make sure that we're promoting brand awareness at aerie. Okay?

And then, what we do with that space, if we have taken an expanded shop of aerie out, is we're depending on the assortment they get is giving us the most expanded version of the American Eagle brand assortment, if they haven't already had that, if they didn't have the space before we moved aerie out to do that. If they did, we're approaching them almost how we approach an expanded square footage flagship approach, and that's why I preface the comment by saying these are in very strong markets that can handle that type of approach, so, again, all of these changes keep proving out to be incremental business for us, for the AE Brand and for aerie, and we're very pleased with these changes. Okay, Joan?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Sure, and, Kimberly, with respect to the inventory, I think it's fair to say that, as you roll through the quarter, in-store inventories at that level would be reasonable.

Kimberly Greenberger  - Citigroup - Analyst

Okay, great. That's very helpful. Thanks.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Thank you.

Operator

Your next question will come from the line of Janet Kloppenburg with JJK Research.

Janet Kloppenburg  - JJK Research - Analyst

Good morning, everybody. Susan, maybe you could talk a little bit about, maybe you could grade the women's knit assortments and the accessory assortments here for back-to-school and maybe you could talk a little bit about how you see those assortments improving or maybe they're at the levels you expect them to be for the rest of the year, and what we could look forward to for Spring 08; and, Jim, I don't know if I heard, I heard what MARTIN + OSA might cost this year or, Joan, but I don't know what aerie standalone rollout will cost this year, and I'd also like if, Joan, you could say again what the remaining share repurchase levels could be. Thanks.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Okay. All right, Janet. First of all, I'm going to leave the grading up to the customers, but I will discuss those knits and accessories with you.

Janet Kloppenburg  - JJK Research - Analyst

Okay.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

First of all, on knits, I mentioned in my opening comments that we're very pleased with the move forward that we've made on two fronts. Quite honestly, the knits are selling quite well right now. We're pleased with the performance from our back-to-school assortment, and I just also think that it's a better reflection of being in the game in the right way. We are very committed at American Eagle with our lifestyle approach to offer a balanced assortment of fashion basics and being in the game in the right way on fashion, and this would be the assortment I would tell you, in the past year, that I'm most pleased with that. We're starting to strike that balance in a much better way.

But when you look forward to the rest of the year and into 2008, as big as this business is in women's knits for us, it's as much opportunity is out there for us to have. I don't think that we're the best out there in our space yet and myself, my team will not rest until we are. I mean, this is something that it's a destination AE business, and that's what that's about. It's about being - really gaining market share and being a leader in the space, and I think we still have a ways to go think, but I'm very pleased with the progress.

Janet Kloppenburg  - JJK Research - Analyst

Okay, great.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Yes, and as it relates to accessories, I would tell you that I think what we've got out there right now, quite honestly, is fair. Just fair. I think that while we continue to be committed to accessories, it's a fun factor and a great extension of the lifestyle. We get high marks from our customers on it. I think it's too inconsistent of a performance from our standpoint in terms of how we're delivering the fun, how well it coordinates with the assortment, and quite honestly, the sales performance. We always manage to pull the margin out, but the top line sales and performance of what we deliver, I think still are not up to what we're happy with, and you will just see continued improvement and perseverance to get that.

Janet Kloppenburg  - JJK Research - Analyst

Have you made any merchandising management changes there, Susan, to enable a solution to be forthcoming?

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Yes, Janet, we actually have. We've done a couple of things. On the merchandising front, we have a merchant that is committed with the smaller scope of responsibility to focus on the strategy work associated with accessories, and we also brought in talent from the outside who, she's a Vice President of Design, who is solely focused on women's accessories, and that's been a change within the last two to three months so it will be a little bit of time before you see the benefits of her talents, but we're very pleased to have her with us. I think she's going to be a game changer.

Janet Kloppenburg  - JJK Research - Analyst

Great and good luck, Susan.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Thanks, Janet.

Janet Kloppenburg  - JJK Research - Analyst

Maybe a comment on aerie's loss. What aerie will cross the EPS line this year?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Okay, Janet, what we can comment on with respect to aerie is as we rollout these stores, we have three, so, we want to be careful before we put numbers out there and give you an expectation, but our expectation generally is that aerie will be accretive for the back half of the year.

Janet Kloppenburg  - JJK Research - Analyst

But for the year, how will that shape up on an earnings basis, accretive or dilutive?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Accretive. Accretive.

Janet Kloppenburg  - JJK Research - Analyst

For the year?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Correct.

Janet Kloppenburg  - JJK Research - Analyst

Okay, great. And then on the share repurchase, what's remaining, Joan?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

There's 23.5 million shares remaining, Janet.

Janet Kloppenburg  - JJK Research - Analyst

Okay.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

On our authorization.

Janet Kloppenburg  - JJK Research - Analyst

23.5 million. Great.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

That's correct.

Janet Kloppenburg  - JJK Research - Analyst

Thanks so much.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

You're welcome.

Operator

Your next question will come from the line of John Morris with Wachovia.

John Morris  - Wachovia - Analyst

Thanks. Good morning, everyone. First for Joan, on the SG&A, it was very well controlled in the second quarter. Incorporated in your assumptions on Q3, would we expect to see the same kind of run rate for the third quarter? And then, my question following up on inventory. Is the high single, low double-digit guidance that you're giving for where it would come out in Q3 and kind of the average run rate, high single, I think, as you're implying? Why wouldn't we consider that to be aggressive in this kind of an environment? What's behind that? And, maybe, you can give us a little bit more color there to give us a read on that. Thanks.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Sure. John, the SG&A, as we look into the third quarter, I mentioned the opening of the roughly 25 aerie freestanding stores, so there's a little bit higher sales required to leverage the SG&A, but generally for the year, the mid-single digit is the sales requirement to leverage SG&A, so that's my expectation there.

John Morris  - Wachovia - Analyst

Sorry, just to clarify. So, you would look for leverage on SG&A in Q3?

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

I expect to, from a sales perspective, we need to achieve a little bit higher sales in the mid single-digit comp to leverage SG&A, which is a clarification to my comment. And then, with respect to inventory, high single to low double, John, is we're positioning our inventory to deliver on our Holiday season. We feel good about the content. It's very balanced in the men's and the women's and we're also positioned to deliver on aerie. There's also a factor in there as well that helps us manage the overall in-transit inventory, and we need to have latitude in there to make decisions to bring things in on the time cadence that the business requires. So, that's really the color around the guidance.

John Morris  - Wachovia - Analyst

Okay, the stores look great. Good luck for the rest of the season. Thanks.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Thanks very much.

Operator

Your next question will come from the line of Robin Murchison with SunTrust Robinson Humphrey.

Robin Murchison  - SunTrust Robinson Humphrey - Analyst

Thanks very much. Good morning and let me just piggyback off that last question. Does it have anything to do in terms of inventory in the higher levels at the end with a greater move or where are you with the ocean freight usage? You talked about that last quarter.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Yes. We continue to evaluate ocean freight and ocean versus air, and we have factored that into the thinking as well in our in-transit, so, yes, we are able to shift more to ocean as we are on our product development calendar.

Robin Murchison  - SunTrust Robinson Humphrey - Analyst

Then, just two others, if I could. One is, any chance you can characterize the Florida market and maybe the Texas market in light of the floods and hurricane preparedness? And, secondly, Jim, this would be for you. Is there anything you want to describe or talk about in terms of this Unite Here issue that's out there with regard to the potential for Canadian unions? Thanks.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Sure, first of all, Florida and Texas, both markets for the month of July, the early part of back-to-school, they had major calendar shifts. The two states, I guess, independent of one another, made a decision to have the students go back-to-school at a later date than they did a year ago, and, naturally, that moved our cadence, sales cadence, from July into August. I can tell you that and also, the tax-free shifted for both states also to coincide with their later back-to-school. I can tell you that there were no surprises for us. We planned into the events accordingly, as we have planned into the events subsequently here in the month of August, and so far, we feel that the goals and objectives that we set for sales are being met, in some cases, being exceeded. As far as the storms, I really can't really tell you that it's had any effect on our business so far. I know it's very early on, but so far so good, and we keep our fingers crossed that that will be the case.

As far as the Unite Here, the quick comment on it is. First of all, Unite Here has tried to represent the employees of the NLS organization, which is a distribution center that distributes product for a number of different entities up in Canada. We owned NLS with the acquisition of Braemar back in 2000, and we subsequently sold off NLS in 2006, and we are currently a customer of NLS. When Unite Here tried to represent the employees of NLS, they, as a group, voted against being represented by NLS, and then there was a filing with the Ontario Labor Relations Board by the union that there was undue influence and harassment made by management, NLS management, to influence the vote against the representation of Unite Here.

We have really no involvement at all with Unite Here and NLS. Our only involvement with NLS is basically as a customer; and there have been some allegations made I think to some of the public about it affecting our business. I can tell you right now, it has not affected our business. The boycotts have not affected any business. Any activity has not affected any of our business. Our sales and earnings cadence are running exactly as we planned them prior to any of the activity with Unite Here.

Robin Murchison  - SunTrust Robinson Humphrey - Analyst

Okay, great. Thank you very much. Good luck.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

You're welcome.

Operator

Your next question will come from the line of Paul Lejuez with Credit Suisse.

Paul Lejuez  - Credit Suisse - Analyst

Hi, guys, Paul Lejuez. Two questions, if I may. First, can you just review for us your CapEx budget? And maybe break out the buckets so what are you spending on stores versus DC, and, I don't know, if you can give any granularity in terms of new stores versus remodels because the number is obviously fairly large, and if you have any preliminary estimates for next year, CapEx, that would be helpful. And second, just thinking about MARTIN + OSA, what happens if you get through holiday and you're not happy with the business? Do you at that point think about shutting it down? Do you give it another year? Do you take it in a different direction to maybe sharpen the focus if you could maybe comment on that? Thanks.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Okay, I'll address CapEx first, Paul. The CapEx for 2007, in our range of $240 million to $260 million, you could think about roughly $130 million of that related to stores and about $40 million to $50 million related to the DC, about $60 million in headquarters, and about $20 million related to IT. As we look forward to 2008, we see that number hovering around the $200 million range, slightly north of that, but it is early in our planning for 2008, and we can bring back a more finer range for you.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Paul, this is Jim. As it relates to MARTIN + OSA, I don't look at Holiday with Susan and Laura as a great watershed. I do look at it and, I think Susan and Laura would agree, we're looking at it as what are we going to learn from a positive as well as things we can do better. So I'm not pessimistic, but I always try to remain optimistic. Right now, we think - we know we're in the right space.

One of the things I can assure you that we have addressed a number of different missteps from the early openings of the first five stores and we've made course corrections, accordingly, and those course corrections are being viewed again in its early stages in a very positive way by our customers. I mentioned spring of 2008 and I'm sure that Susan will speak a little bit more about that when we do our call for third quarter, and give a little more color around the brand, and the productivity of the assortment both for holiday and fall as much as we can, and also give some thoughts on spring. But right now, I don't really prefer to get a message out there or have anyone perceive that I have made a decision at a certain point in time that I'm going to close it. I have, basically, looked at how fast we can roll it out if and when it's successful.

Paul Lejuez  - Credit Suisse - Analyst

Great. Thanks and good luck.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

All right, thank you.

Operator

Your next question will come from the line of Lauren Levitan with Cowen.

Lauren Levitan  - Cowen & Co - Analyst

Thanks. Good morning. I did want to go back to the SG&A just to better understand Q2, if we could. I know you had told us we would maybe need a slightly higher leverage point in Q2 also. Is the fact that you were able to bring the expenses in so tightly in Q2 a function of more of the aerie openings happening in Q3, or were there any other one-time events that might have pulled that down? And then, second, on MARTIN + OSA, since you're talking about that  Jim, you mentioned that you'd redefined what the brand represents. Could you be more specific in what you mean by that? Also, what does that mean in terms of who you see as the natural competitive set? And does this redefinition have any implications for real estate selection, the types of store locations you'd want to be in and does it have any implications for store design? Do you think that the new definition of the brand fits in with the existing stores that are out there? Thanks very much.

Joan Hilson  - American Eagle Outfitters, Inc - EVP, CFO, AE Brand

Lauren, I'll address the SG&A quickly. We did not have one-time events that contributed to the SG&A. It was truly expense discipline and expense control in the second quarter that delivered that result.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

And Lauren, I think it's only fair for me not to respond to the redefining of brands that Susan worked too hard on it, so she will speak to that piece and I will speak to about, and I think your question on positioning of the stores is a very good one, and I'll address that.

Lauren Levitan  - Cowen & Co - Analyst

Thank you.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Okay, so Lauren, first of all, the redefinition of the brand. We've been doing very intense work with some new thinking with myself and Laura Dubin Wander working with the team. In addition, more importantly even than that, is with the feedback from our customers. And so, I don't want to give too much color on it because we are actually - have an internal bit of a relaunch in the evolution of this positioning to our entire group the first week of September, so, I can share a lot more with you after that, but the one thing that I will tell you is we remain committed to the general space we've been speaking to, but there is just, there's a major opportunity for the aesthetic and the lifestyle that we are going to deliver with MARTIN + OSA for a customer that is over 30 years old in the mall, and so, you will be seeing some evolution, some clarification, but the most important thing to me, to Laura, to Jim, is that when we as a MARTIN + OSA team are speaking to this brand, looking at product, making decisions, that we are so succinct on who this customer is, what he and she think about, what they want, and that is what we've been working so hard on the last 90 days, and the team is moving in the same direction, that's power. That's what we do with the AE Brand, and that's what we'll be doing with Martin + OSA and that's the meaningful change you'll be seeing in the next couple of months.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

As it relates to the store positioning, it's very interesting that you brought it up, because on our recent real estate meeting, we decided and, this was very recent within the last two weeks, we've decided to test some eight centers but in smaller markets, and what that does is that actually reduces the overhead for the MARTIN + OSA stores; and if we see that these types of malls and these types of small cities and mid-sized cities is productive, we'll be on to something very positive and I believe that we will attain profitability even quicker by going out into these markets. It doesn't mean we're going to eliminate some of the higher profile markets we're in now and we've identified for the future, but I think, if we can balance the portfolio out between some of the higher end - a little more expensive markets - versus countering with some of the mid tier markets, all of these centers, I think we'll have a very good business model and can attain profitability in a much quicker way.

Lauren Levitan  - Cowen & Co - Analyst

Do you expect that that gets incorporated into the '08 real estate strategy for MARTIN + OSA?

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Yes, absolutely.

Lauren Levitan  - Cowen & Co - Analyst

Great. Thank you and good luck.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Thank you.

Operator

Your next question will come from the line of Lorraine Maikis with Merrill Lynch.

Lorraine Maikis  - Merrill Lynch - Analyst

Thank you, good morning. Could you comment on any changes in spending you've seen with your consumer so far this month and then how you're planning for holiday in this uncertain environment? Thanks.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Hi, Lorraine. It's Susan. I'll take that. In terms of changes in how they're spending, I think it really relates to all of the discussion that we've been talking about with the shifting in timing. The business that's commanded from the timing of back-to-school in our demographic is probably the most important driver at this point in terms of traffic and spending, and we're pleased that when we get them there and the traffic is there, we're converting them with our assortment and pleased with our collection.

As it relates to our guidance and how we're moving forward into holiday, as Joan talked to you about our comp guidance, our jobs are to make sure that we deliver a collection that can meet or exceed our financial expectations, so we're working very hard on our assortments. As you know, the customer is king for us, and we just went through in the last two weeks a very in depth review of our holiday assortment, and as many of you know, we have receipts that we leave open until a later date, which was within the last couple of weeks to respond to customer feedback and testing and that is an exercise that we've gone through in the last two weeks to get ourselves ready and fine tune the assortments, to have a powerful holiday, so that's what we've been hard at work doing.

Judy Meehan  - American Eagle Outfitters, Inc - VP IR

Okay, Dennis, we'll take one more call.

Operator

And the next question will come from the line of Dana Telsey with Telsey Advisory Group.

Mimi Bartow  - TAG - Analyst

Hi, it's actually Mimi Bartow for Dana. I was just wondering if you could give us any trends or anything you're seeing far as specifics in the denim category, and then, if you're manning or how you're planning for the redemptions coming up at the end of August?

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Okay. A couple of things. As it relates to denim trends, we are in a fashion cycle for sure, and while I won't talk too specifically about the elements that are within our assortment, I will tell you that our success in the customer reception to our jean assortment has been quite good. We're very pleased. As you know and we've mentioned, we have over 90% newness that we delivered in our jeans assortment for guys and girls for the back-to-school time period and the reception to newness in wash, newness in fashion elements within the wash, and fashion bodies has been very widely accepted and I will tell you we've learned a lot, so we will be making further adjustments as we move into the back half of this year, but we're in a fashion cycle. And then what was the second part?

Mimi Bartow  - TAG - Anaalyst

Planning for redemption.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Oh, the redemption planning, for us, honestly, and let me just reiterate too, that this event that we have been running in the month of July, last year it was a try-on event, this year it was a fit challenge, for us, the reason for running these events for our customer is, honestly, to delight and add a fun factor to the shopping experience at the AE brand in addition to hammering home a merchandising product message that, we feel, is of the moment and very important for that season. So this year, the Fit Challenge was hammering the fact that we know that we get high marks from our customer on the way our jeans fit, the way that we offer them newness and fit, and we wanted to make sure that our stores, our product and our sales associates were all behind that message. We feel very comfortable that we achieved and got that message across, and that to us is a success, and an added benefit is this redemption in the back half of August and into the first week of September, with either the free jean or $10 off a jean depending on what you won based on your purchase in July and the inventories are ready for that. We prepared for that in advance but again, it's really more about a marketing message to our customer.

Mimi Bartow  - TAG - Analyst

Great. Thank you.

Susan McGalla  - American Eagle Outfitters, Inc - President, CMO

Okay.

Jim O'Donnell  - American Eagle Outfitters, Inc - CEO

Well, thank you, for joining us today. We look forward to speaking to you again real soon and have a great day.

Operator

Ladies and gentlemen, this does conclude the American Eagle Outfitters second quarter 2007 earnings call. You may now disconnect.